Exhibit (c)(iv)

 DRAFT  All numbers and references herein are highly preliminary and subject to material refinement  Project Kona | 2025 Model Update  September 2025  Exhibit (c)(iv)

 PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE  2025E – 8+4 Management model update  Comparison of 5+7 and 8+4 2025 Management models ($m)  Notes:  T-Mobile commissions of $8.9m in the 5+7 have been reallocated from COGS to SG&A which now aligns with company filings  Excludes capitalized R&D  5+7  TMO commission  5+7 (adjusted)  8+4  Difference  reclassification1  Connectivity Revenue  $225.7  $225.7  $226.3  $0.7  Solutions Revenue  64.3  64.3  63.7  (0.7)  Revenue  $290.0  $290.0  $290.0  ($0.0)  Connectivity Gross Profit  $136.8  $136.8  $137.2  $0.4  Solutions Gross Profit  18.5  8.9  27.4  24.4  (3.0)  Total Gross Profit  $155.4  $164.3  $161.6  ($2.6)  % margin  53.6%  56.6%  55.7%  (0.9%)  OpEx2  $93.4  $8.9  $102.3  $102.3  $0.0  Other Income / (Expense)  $0.7  $0.7  $4.7  $4.0  Adj. EBITDA  $62.7  $62.7  $64.0  $1.4  % margin  21.6%  21.6%  22.1%  0.5%  Memo:  Integration and One-Time Items  (15.4)  (15.4)  (18.9)  (3.6)  Labor CapEx  (7.4)  (7.4)  (6.9)  0.5  Cash Bonus (STI / LTI)  (6.4)  (6.4)  (5.8)  0.6  2

 PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE  2  Disclaimer  This presentation was prepared exclusively by Rothschild & Co US Inc. (“Rothschild & Co”) on a confidential basis.  Rothschild & Co has not assumed any responsibility for independent verification of any of the information contained herein and Rothschild & Co has relied on such information being complete and accurate in all material respects. Accordingly, no representation or warranty, express or implied, can be made or is made by Rothschild & Co as to the accuracy or completeness of any such information. Except where otherwise indicated, this presentation speaks as of the date hereof and is necessarily based upon the information available to Rothschild & Co and financial, stock market and other conditions and circumstances existing and disclosed to Rothschild & Co as of the date hereof, all of which are subject to change. Rothschild & Co does not have any obligation to update, bring-down, review or reaffirm this presentation. Under no circumstances should the delivery of this presentation imply that any information or analyses included in this presentation would be the same if made as of any other date. Nothing contained in this presentation is, or shall be relied upon as, a promise or representation as to the past, present or future.  This presentation provides summary information only and is being delivered solely for informational purposes. Rothschild & Co does not provide legal, tax or accounting advice of any kind. By receipt of this presentation, the recipient acknowledges that it is not relying on Rothschild & Co for legal, tax or accounting advice, and that the recipient should receive separate and qualified legal, tax and accounting advice in connection with any transaction or course of conduct.  Nothing contained herein shall be deemed to be a recommendation from Rothschild & Co to any party to enter into any transaction or to take any course of action.  This presentation is not intended to provide a basis for evaluating any transaction or other matter.  This presentation is confidential and may not be copied by, or disclosed or made available to, any person without the prior written consent of Rothschild & Co.  Rothschild & Co shall not have any liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with this presentation.